Exhibit 99.1

Boston Life Sciences Reaches a Settlement Agreement with Ingalls & Snyder

BOSTON—(BUSINESS WIRE)—June 16, 2004—Boston Life Sciences, Inc. (NASDAQ: BLSI) announced today that it has entered into a settlement and standstill agreement with Robert L. Gipson, Thomas O. Boucher, Jr., Ingalls & Snyder, LLC and Ingalls & Snyder Value Partners, L.P. (the “Investor Group”). The execution of the settlement and standstill agreement enables the company to focus on advancing its important drug development programs without incurring the considerable expense and disruption of a threatened proxy contest at the upcoming 2004 annual meeting of shareholders.

Under the terms of the settlement, the Company fixed the size of its Board of Directors at five members, which now consists of Marc E. Lanser, Robert Langer, John T. Preston, Robert L. Gipson and Michael J. Mullen. S. David Hillson has retired as Chairman of the Board and as a director of the Company. In order to facilitate the settlement, and provide for the election of two new directors, Colin B. Bier and E. Christopher Palmer have resigned from the Board as independent directors. The terms of the settlement contemplate that upon the hiring of a new Chief Executive Officer, the size of the Board of Directors shall be increased to seven members and the new Chief Executive Officer and an independent director nominated by the Chief Executive Officer and reasonably acceptable to the Board shall be elected to the Board of Directors. The Company will obtain a termination and discharge of the security interest on its property securing its 10% Convertible Senior Secured Promissory Notes held by Ingalls & Snyder Value Partners, L.P. by providing a letter of credit to collateralize the Notes.

Marc E. Lanser, the Company’s President, said “We are pleased to be able to resolve this matter and remove the uncertainty created by the threatened proxy contest. We feel that this settlement is in the best interest of our shareholders and will enable us to more effectively recruit a new Chief Executive Officer. We extend our gratitude to David Hillson upon his retirement for his many years of service and leadership. We also extend our appreciation to Colin Bier and Christopher Palmer for their long and valued service as independent directors and for their willingness to step down from the Company’s Board in order to enable the parties to resolve the proxy contest on an amicable and mutually agreeable basis. We look forward to working in collaboration with our Board of Directors to advance our important drug development programs and to maximize shareholder value.”

Robert L. Gipson, Senior Director of Ingalls & Snyder, LLC, said “I am pleased to be part of a new Board of Directors and believe that the new structure places the Company in a good position to achieve its goals.”

Dr. Robert Langer, speaking on behalf of the Board, said, “With this issue behind us, we look forward to refocusing the Board’s and management’s efforts on developing the exciting scientific potential of the Company.”

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. In addition to ALTROPANE, BLSI’s products in development include: FLUORATEC(TM), a radioimaging agent for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products (including the ultimate approvability of ALTROPANE), and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, delays in the regulatory or development processes, results from clinical and pre-clinical trials, regulatory decisions (including the FDA’s discretion following completion of this single, pivotal Phase III trial to require the Company to conduct additional clinical trials in order to achieve approvability of ALTROPANE), market acceptance of the Company’s products, the ability to obtain intellectual property protection, the outcome of discussions with potential partners and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

CONTACT: Boston Life Sciences, Inc.

Joseph Hernon, 617-425-0200

jhernon@bostonlifesciences.com